PLAN OF CONVERSION
OF
IMPOSSIBLE KICKS HOLDING COMPANY, INC.

This Plan of Conversion (this "**Plan of Conversion**") is adopted as of June 3, 2024 to convert Impossible Kicks Holding Company, Inc., a Delaware corporation (the "**Converting Entity**"), to a Nevada corporation to be known as "Impossible Kicks Holding Company, Inc." (the "**Converted Entity**").

1. The Converted Entity shall be a corporation organized under the laws of the State of Nevada.

2. The Converting Entity is a corporation organized under the laws of the State of Delaware.

3. The Converting Entity shall be converted to the Converted Entity (the "**Conversion**") pursuant to Section 92A.195 of the Nevada Revised Statutes and Section 266 of the General Corporation Law of the State of Delaware.

4. At the Effective Time (as defined below), the name of the Converted Entity shall be Impossible Kicks Holding Company, Inc.

5. At the Effective Time of the Conversion, each outstanding share of the Common Stock, par value $0.001 per share, of the Converting Entity held by each of the Converting Entity's stockholders shall, by virtue of the Conversion and without any action on the part of the holder thereof, be converted into one (1) share of the Common Stock, par value $0.001 per share, of the Converted Entity, such that each such holder of Common Stock of the Converting Entity will hold an equivalent number of shares of Common Stock of the Converted Entity at the Effective Time. At and after the Effective Time, all of the outstanding certificates that immediately prior thereto represented shares of Common Stock of the Converting Entity shall be deemed for all purposes to evidence ownership of and to represent the respective shares of Common Stock of the Converted Entity into which the shares represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Converted Entity or its transfer agent.

6. At the Effective Time of the Conversion, all outstanding and unexercised portions of each option, warrant and security exercisable or convertible by its terms into the Common Stock of the Converting Entity (including convertible promissory notes), whether vested or unvested, which is outstanding immediately prior to the Effective Time (each, a "**Convertible Security**") shall be deemed to constitute an option, warrant or convertible security, as the case may be, to acquire the same number of shares of the Common Stock of the Converted Entity as the holder of such Convertible Security would have been entitled to receive had such holder exercised or converted such Convertible Security in full immediately prior to the Effective Time (not taking into account whether such Convertible Security was in fact exercisable or convertible at such time), at the same exercise/conversion price per share, and shall, to the extent permitted by law and

otherwise reasonably practicable, have the same term, exercisability, vesting schedule, status and all other material terms and conditions.

7. The Articles of Incorporation of the Converted Entity are attached hereto as Exhibit A.

8. The Bylaws of the Converted Entity are attached hereto as Exhibit B.

9. The officers of the Converting Entity shall, from time to time, as and when requested by the Converted Entity, execute and deliver all such further documents and instruments and take such other further actions necessary or desirable to carry out the intent and purposes of this Plan of Conversion.

10. This Plan of Conversion shall become effective upon filing of duly executed Articles of Conversion and Articles of Incorporation with the office of the Nevada Secretary of State (the "**Effective Time**").

11. This Plan of Conversion has been duly approved by the holders of at least a majority of the outstanding shares of the Common Stock of the Converting Entity entitled to vote thereon.

This Plan of Conversion has been adopted as of the date set forth above.

Impossible Kicks Holding Company, Inc.

DocuSigned by:

By: ______________________

4684D2C8A5AC43D

Name: John Mocadlo

Its: Chief Executive Officer

SECRETARY OF STATE

STATE OF NEVADA

DOMESTIC CORPORATION (78) CHARTER CONVERSION

I, FRANCISCO V. AGUILAR, the duly qualified and elected Nevada Secretary of State, do hereby certify that **Impossible Kicks Holding Company, Inc.** did, on 06/12/2024, file in this office Articles of Conversion; that said documents are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said documents meet all the provisions required by the law of the State of Nevada.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on .

FRANCISCO V. AGUILAR
Secretary of State

Certificate Number: B202406124723702

You may verify this certificate online at https://www.nvsilverflume.gov/home